Exhibit 3

                                                                  April 24, 2002

The Prudential Insurance Company of America
Prudential Plaza
Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Chief Counsel, Variable Products, Law Department of The Prudential Insurance Company of America ("Prudential"), I have reviewed the establishment on August 11, 1987 of The Prudential Variable Appreciable Account (the "Account") by the Finance Committee of the Board of Directors of Prudential as a separate account for assets applicable to certain variable life insurance contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I am responsible for oversight of the preparation and review of the Registration Statements on Form S-6, as amended, filed by Prudential with the Securities and Exchange Commission (Registration Numbers:
33-20000, 333-64957, and 33-61079) under the Securities Act of 1933 for the registration of certain variable life insurance contracts issued with respect to the Account.

I am of the following opinion:

     1. Prudential is a corporation duly organized under the laws of the State of New Jersey and is a validly existing corporation.

     2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

     3. The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable life insurance contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

     4.   The  variable   life   insurance   contracts  are  legal  and  binding
          obligations of Prudential, in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/
---------------------------
Clifford E. Kirsch